Exhibit 99.1

AIRTRAN HOLDINGS PROPOSES MERGER WITH MIDWEST AIR GROUP

—Transaction Premium of 37% at Time of Offer—

—Plan Would Create National Low-Cost Carrier with a Broad Network, Strong Fleet Commonality and Shared Corporate Culture—

—Combination Will Provide Enhanced Growth and Security for Midwest Shareholders, Employees, Customers and Communities Served—

—More than $60 Million of Estimated Annual Synergies—

ORLANDO, Fla., December 13, 2006 – AirTran Holdings, Inc. (NYSE: AAI), the parent of AirTran Airways, announced today it has made a proposal to acquire all of the outstanding common stock of Midwest Air Group, Inc. (AMEX: MEH) for $11.25 per Midwest share in cash and AirTran stock or a total equity value of approximately $290 million. The offer represents a 37% premium to the thirty day average closing price and an 89% premium to the six months average closing price for Midwest’s common stock, prior to October 20, 2006, the date the offer was made.

The proposed merger was initially outlined in a letter from Joe Leonard, Chairman and Chief Executive Officer of AirTran Holdings, to the Midwest Board of Directors on October 20, 2006. After a series of communications between the principals and the companies’ respective advisors, on December 7, 2006, Mr. Leonard was informed that the Midwest board had declined AirTran’s merger offer, determined not to consider AirTran’s proposal further and intended to remain independent. Today, Mr. Leonard sent a letter to the Midwest board advising them that AirTran would continue to pursue a merger with Midwest because it believes the proposed combination offers substantial and compelling benefits to the constituents of both Midwest Airlines and AirTran Airways. (Both letters are attached below.)

The combination of AirTran Airways and Midwest Airlines would create a truly national low cost airline with pro forma revenue of approximately $3.0 billion in 2007. AirTran believes that both companies would benefit from this merger by building greater scale, efficiencies and growth opportunities to better succeed in the face of an increasingly competitive airline environment.

Because the network routes of the two carriers are complementary with limited overlap, the combined company would have a national footprint and result in an airline with approximately 1,036 daily departures with 173 unique markets between 74 cities across the United States. The combination of the companies creates a strong growth platform and allows the addition of new cities—more than 30 new non-stop routes and well over 150 additional departures over the next several years.

AirTran Airways expects that the merger will generate more than $60 million in estimated annual synergies, including $40+ million in network synergies and $20+ million in cost synergies. The Company expects the transaction would be accretive to earnings by the end of the first full year following the close of the transaction and significantly accretive thereafter.

Mr. Leonard stated, “As the airline industry becomes more competitive and consolidations are more commonplace, a combination of our two companies ensures the best opportunity for serving our respective constituencies. With our similar cultures, compatible low-cost business models, complementary networks, and fleet commonality, Midwest Airlines and AirTran Airways are as close to a perfect fit as anyone can imagine.

“By joining together, we can deepen our presence in our hubs, expedite the expansion of our network, and strengthen our long-term growth and profitability potential. This will enhance our ability to provide value to travelers, protect the long-term security of our employees and generate significant economic benefits to Milwaukee, Atlanta and all the communities we serve.

“Finally, but certainly not less important, we have the utmost respect for Midwest, its talented employees and the strong loyalty they have built among travelers and the communities they serve. We, at AirTran Airways, have a similar affinity with our constituents, and, in that spirit, we believe that once combined, we can maintain and foster the values and culture that have driven the success of both our airlines. We have full confidence that our commonality will enable us to successfully integrate our two airlines to form a stronger, truly national low-cost airline that will offer Midwest’s constituencies growth opportunities that far exceed what could be achieved independently,” Mr. Leonard concluded.

Below is the letter that AirTran Holdings sent to Midwest’s Board of Directors on December 13, 2006, following the Board’s rejection of the AirTran Holdings proposal:

December 13, 2006

Board of Directors

c/o Mr. Timothy E. Hoeksema

Chairman, CEO and President

Midwest Air Group Inc

6744 South Howell Avenue

Oak Creek, WI 53154

Dear Members of the Board:

As you know from prior conversations and written communications between our companies, we believe that a strategic merger between Midwest Air Group, Inc. and AirTran Holdings, Inc. would serve the best interests of our respective shareholders, customers, employees and communities and better position the combined company to compete against our larger rivals.

We have been trying to privately negotiate a merger between our separate companies for some time. More than a year ago, you declined our initial proposal to acquire Midwest Air Group and you have had our proposal of October 20, 2006 for more than seven weeks. Yet, despite our efforts, and without the benefit of directly discussing with us or our advisors the proposal in detail, our offer was declined on December 7, 2006. Because we believe that the proposal is such a compelling opportunity and offers such significant benefits to your constituents, we feel obligated to make this proposal known and are therefore making public this letter and the supporting financial analysis.

Let me recap the benefits our proposal provides. First, we are proposing to acquire all of the outstanding shares of Midwest Common Stock for $11.25 per share in cash and AirTran stock. This offer is a full and generous price based upon publicly available information. It represents a 37% premium to the thirty day average closing price and an 89% premium to the six months average closing price for Midwest’s common stock, prior to October 20, 2006, the date the offer was made to you. Our proposed transaction not only provides Midwest stockholders an immediate premium on their investment, but the opportunity to participate in the future growth of an airline that will possess extraordinary attributes, including an outstanding product for travelers and a highly motivated employee base.

As I said above, despite the fact that we believe that our offer is very attractive from a financial point of view, we would welcome the opportunity to consider non-public information concerning Midwest and are prepared to sit down and enter into serious discussions and, following that, consider in our offer any enhanced values that may be demonstrated. We are also willing to afford representatives of Midwest the opportunity to review non-public information about AirTran Airways and are prepared to enter into an appropriate confidentiality agreement to that end.

Aside from the financial aspects of our offer there are other benefits that a merger of our two companies will provide. Specifically, a combined AirTran Airways and Midwest Airlines:

•	Creates a low fare carrier with greater scale and substantial fleet commonality that is better positioned to face the pressures of an increasingly competitive domestic airline environment, including the near certainty of industry consolidation.

•	Generates greater efficiencies for both companies, with unit cost for the combined carrier, on a non-fuel basis and stage length adjust basis, 12% lower than current Midwest levels.

•	Offers Midwest a larger, more modern fleet with enhanced prospects of long-term revenue and profit growth.

•	Combines complementary route networks with limited overlap to form a stronger, more efficient airline with 1,036 daily departures with 173 unique nonstop markets between 74 cities across the U.S.

•	Increases the growth potential of both companies through the expansion of the Milwaukee hub, building Kansas City into a focus city and continued expansion of the Atlanta hub both into markets served by Midwest and with the addition of new cities.

•	Generates estimated synergies of more than $60 million per year.

•	Improves job security for both companies’ employees, offering a merger partner with a strong commitment to continuing the employment of employees of both companies with increased employment, traffic and taxable revenue expected in key cities like Milwaukee, Kansas City, Atlanta and Orlando.

•	Brings together compatible, entrepreneurial cultures rooted in consumer value, efficiency and cost consciousness.

We have the utmost respect for Midwest Airlines, its talented employees and the strong loyalty they have built among travelers, and, certainly, the excellent relationship the company has within the communities it serves. We, at AirTran, have a similar affinity with our constituents, and, in that spirit, we believe that once combined, we can maintain and foster the values and culture that have driven the success of both our airlines. We have full confidence that our commonality will enable us to successfully integrate our two airlines to form a stronger, truly national low-cost airline that will offer Midwest’s constituencies growth opportunities that far exceed what could be achieved independently.

We are confident that there will not be any regulatory, financing or other obstacles to the timely consummation of this transaction and that the natural synergies will allow us to execute the transaction efficiently putting us in a strong competitive position from day one. While this matter is under discussion, we would ask that the Company not take any action that may diminish the value of a combined company, such as entering into a purchase agreement to acquire new or additional aircraft.

In conclusion, we believe AirTran Airways and Midwest Airlines will be much stronger as a combined force than either are as independent entities and that together we can provide substantial value to our respective shareholders, employees, customers and the communities in which we operate. We hope that you will reconsider our offer and enter into negotiations with us to effect a definitive merger agreement.

Very truly yours,

Joseph B. Leonard Chairman and Chief Executive Officer

The AirTran Holdings proposal is conditioned upon customary due diligence, which the company believe can be completed in a timely manner, as well as regulatory and shareholder approval. AirTran believes the transaction can be completed by the end of the first quarter 2007.

Morgan Stanley and Credit Suisse are serving as financial advisors to AirTran Holdings and Smith, Gambrell & Russell, LLP are serving as legal advisors. Innisfree M&A Incorporated is serving as information agent.

AirTran executives will be discussing the proposal on a conference call with the investment community at 9:00 am ET/8:00 am CT today December 13, 2006. To access the conference call, please dial (800) 632-2975, pass code 8226379 or go to http://investor.airtran.com. A replay of the call will be available on the AirTran Airways website.

Below is the October 20, 2006 letter that AirTran Holdings sent to Midwest’s Board of Directors initially outlining its proposal:

October 20, 2006

Board of Directors

c/o Mr. Timothy E. Hoeksema

Chairman, CEO and President

Midwest Air Group Inc

6744 South Howell Avenue

Oak Creek, WI 53154

Dear Sirs:

AirTran Holdings, Inc. (“AirTran”) is interested in acquiring all of the outstanding shares of Midwest Air Group, Inc. (“Midwest” or the “Company”) for a consideration, consisting of cash and AirTran common stock, valued at $11.25 per share of Midwest Common Stock. This represents a 37% premium over the average closing price over the last thirty days of Midwest Common Stock. AirTran has reviewed Midwest’s publicly available documents and is prepared to immediately negotiate and enter into a merger agreement providing for a merger with Midwest subject to minimal confirmatory due diligence. We are confident there will not be any regulatory, financing or other obstacles to the consummation of this transaction.

We believe that our proposal is both fair and generous to Midwest stockholders and offers them an opportunity to realize extraordinary value for their shares. Additionally, we believe such a merger would be beneficial to and in the interest, both near and long term, of Midwest’s other stakeholders as well, including the Company, its employees, and the City of Milwaukee. Midwest will benefit from the creation of a larger and more modern fleet with enhanced prospects of long-term revenue and profit growth. We believe that a combined carrier, with greater scale and substantial fleet commonality, will be better prepared to face the pressures of an increasingly competitive domestic airline environment, including the near certainty of industry consolidation. The creation of a stronger carrier will also offer Midwest’s employees a more secure future with new opportunities for advancement and training on modern equipment. Milwaukee will continue to serve as a key hub for the combined company, and region as a whole will benefit from the increased level of connecting service to smaller cities around the state. With this increased level of traffic in and out of Milwaukee, jobs should be created and tax revenues to the City and state are likely to increase.

Accordingly, we believe that we would well serve our respective shareholders by exploring a potential merger between our companies. We also believe that this can be done in an expeditious fashion so as to avoid unnecessary disruption to Midwest’s employees, customers and businesses.

It is our strong desire to enter into a friendly, negotiated merger agreement. We are, therefore, prepared to meet with you or your representatives to discuss these considerations further and to answer any questions concerning AirTran and this proposal. While this matter is under discussion, we would ask that the Company not take any action that may diminish the value of a combined company, such as entering into a purchase agreement to acquire new or additional aircraft. At this time, we do not intend to make this letter public to your shareholders.

AirTran is working with Morgan Stanley and Credit Suisse as its financial advisors for this transaction. As you can appreciate, with a proposal of this kind, time is of the essence. We hope that you will give our proposal prompt consideration.

Very truly yours,

Joseph B. Leonard Chairman and Chief Executive Officer

About AirTran Airways

AirTran Airways, a Fortune 1000 company and one of America’s largest low-fare airlines with 8,000 friendly, professional Crew Members, operates nearly 700 daily flights to 52 destinations. The airline’s hub is at Hartsfield-Jackson Atlanta International Airport, where it is the second largest carrier. AirTran Airways’ aircraft features the fuel-efficient Boeing 737-700 and 717-200 to create America’s youngest all-Boeing fleet. The airline is also the first carrier to install XM Satellite Radio on a commercial aircraft and the only airline with Business Class and XM Satellite Radio on every flight. For reservations or more information, visit http://www.airtran.com/ (America Online Keyword: AirTran).

Forward Looking Information

Certain of the statements contained herein should be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by words such as “may, “ “will, “ “expect, “ “intend,” “indicate,” “anticipate,” “believe,” “forecast,” “estimate,” “plan, “ “guidance,” “outlook,” “could, “ “should,” “continue” and similar terms used in connection with statements regarding the outlook of AirTran Holdings, Inc., (the “Company”). Such statements include, but are not limited to, statements about expected fuel costs, the revenue and pricing environment, the Company’s expected financial performance and operations, future financing plans and needs, overall economic conditions and the benefits of the business combination transaction involving Midwest Air Group, Inc. (“Midwest”) and the Company, including future financial and operating results and the combined companies’ plans, objectives, expectations and intentions. Other forward-looking statements that do not relate solely to historical facts include, without limitation, statements that discuss the possible future effects of current known trends or uncertainties or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties that could cause the Company’s actual results and financial position to differ materially from the Company’s expectations. Such risks and uncertainties include, but are not limited to, the following: the Company’s ability to achieve the synergies anticipated as a result of the potential business combination transaction involving Midwest and to achieve those synergies in a timely manner; the Company’s ability to integrate the management, operations and labor groups of the Company and Midwest; the impact of high fuel costs; significant disruptions in the supply of aircraft fuel and further significant increases to fuel prices; the Company’s ability to attract and retain qualified personnel; labor costs and relations with unionized employees generally and the impact and outcome of labor negotiations; the impact of global instability, including the current instability in the Middle East, the continuing impact of the U.S. military presence in Iraq and Afghanistan and the terrorist attacks of September 11, 2001 and the potential impact of future hostilities, terrorist attacks, infectious disease outbreaks or other global events that affect travel behavior; adequacy of insurance coverage; reliance on automated systems and the potential impact of any failure or disruption of these systems; the potential impact of future significant operating losses; the Company’s ability to obtain and maintain commercially reasonable terms with vendors and service providers and its reliance on those vendors and service providers; security-related and insurance costs; changes in government legislation and regulation; the Company’s ability to use pre-merger NOLs and certain tax attributes; competitive practices in the industry, including significant fare restructuring activities, capacity reductions and in-court or out-of-court restructuring by major airlines and industry consolidation; interruptions or disruptions in service at one or more of the Company’s hub airports; weather conditions; the impact of fleet concentration and increased maintenance costs as aircraft age and utilization increases; the Company’s ability to maintain adequate liquidity; the Company’s ability to maintain contracts that are critical to its operations; the Company’s fixed obligations and its ability to obtain and maintain financing for operations, aircraft financing and other purposes; changes in prevailing interest rates; the Company’s ability to operate pursuant to the terms of its financing facilities (particularly the financial covenants); the Company’s ability to attract and retain customers; the cyclical nature of the airline industry; economic conditions; and other risks and uncertainties listed from time to time in the Company’s reports to the Securities and Exchange Commission. There may be other factors not identified above of which the Company is not currently aware that may affect matters discussed in the forward-looking statements, and may also cause actual results to differ materially from those discussed. All forward-looking statements are based on information currently available to the Company. The Company assumes no obligation to publicly update or revise any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting such estimates. Additional factors that may affect the future results of the Company are set forth in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K/A for the period ended December 31, 2005, which is available at www.sec.gov and at www.airtran.com.

Additional Information

Subject to future developments, AirTran may file with the United States Securities and Exchange Commission a registration statement to register the AirTran shares which would be issued in the proposed transaction and/or a proxy statement with respect to the proposed transaction. Investors and security holders are urged to read the registration statement and/or proxy statement (when and if available) and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. Investors and security holders may obtain a free copy of the registration statement and/or proxy statement (when and if available) at www.sec.gov. The registration statement and/or proxy statement (when and if available) and such other documents may also be obtained free of charge from AirTran by directing such request to: Richard P. Magurno, Corporate Secretary, AirTran Holdings, Inc., 9955 AirTran Boulevard, Orlando, Florida 32827.

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